                                                                     Exhibit 2.1
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                           STOCK PURCHASE AGREEMENT


                                    among:


                     TERAYON COMMUNICATION SYSTEMS, INC.,
                            a Delaware corporation;


                        DIGITAL TRANSMISSION EQUIPMENT,
                           a California corporation;


                       THE D.W. THOMAS COMPANIES, INC.,
                           a California corporation;

                                      and

                               DONALD W. THOMAS,
                                 an individual

                               _________________

                        Dated as of September 27, 2000

                               _________________

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

                               TABLE OF CONTENTS

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Section 1.     Sale and Purchase of Shares; Related Transactions..................  1

        1.1    Sale and Purchase of Shares........................................  1
        1.2    Purchase Price.....................................................  1
        1.3    Closing............................................................  2

Section 2.     Representations and Warranties of Digitrans and the Selling
               Shareholder........................................................  3

        2.1    Due Organization; No Subsidiaries; Etc.............................  3
        2.2    Articles of Incorporation and Bylaws; Records......................  4
        2.3    Capitalization, Etc................................................  5
        2.4    Financial Statements...............................................  6
        2.5    Absence of Changes.................................................  6
        2.6    Title to Assets....................................................  8
        2.7    Bank Accounts......................................................  8
        2.8    Receivables; Major Customers.......................................  9
        2.9    Inventory..........................................................  9
        2.10   Equipment, Etc.....................................................  10
        2.11   Real Property......................................................  10
        2.12   Proprietary Assets.................................................  11
        2.13   Contracts..........................................................  12
        2.14   Liabilities; Major Suppliers.......................................  14
        2.15   Compliance With Legal Requirements.................................  15
        2.16   Governmental Authorizations........................................  16
        2.17   Tax Matters........................................................  17
        2.18   Employee and Labor Matters.........................................  18
        2.19   Benefit Plans; ERISA...............................................  19
        2.20   Environmental Matters..............................................  21
        2.21   Sale of Products; Performance of Services..........................  23
        2.23   Insurance..........................................................  24
        2.24   Related Party Transactions.........................................  25
        2.25   Certain Payments, Etc..............................................  25

                                        i.

                               TABLE OF CONTENTS

                                                                                  Page
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       2.26    Proceedings; Orders................................................  26
       2.27    Authority; Binding Nature of Agreements............................  27
       2.28    Non-Contravention; Consents........................................  27
       2.29    Brokers............................................................  28
       2.30    The Selling Shareholder............................................  28
       2.31    Thomas.............................................................  29
       2.32    Full Disclosure....................................................  29

Section 3.     Representations and Warranties of the Purchaser....................  30

       3.1     Due Organization; No Subsidiaries; Etc.............................  30
       3.2     SEC Filings; Financial Statements..................................  30
       3.3     Authority; Binding Nature of Agreement.............................  31
       3.4     Non-Contravention..................................................  31
       3.5     Valid Issuance.....................................................  32
       3.6     Brokers............................................................  32

Section 4.     Pre-Closing Covenants of Digitrans, the Selling Shareholder and
               Thomas.............................................................  32

       4.1     Access and Investigation...........................................  32
       4.2     Operation of Business..............................................  32
       4.3     Certain Filings and Consents.......................................  34
       4.4     Notification; Updates to Disclosure Schedule.......................  35
       4.5     Payment of Indebtedness by Related Parties.........................  36
       4.6     No Negotiation.....................................................  36

Section 5.     Additional Covenants of the Parties................................  36

       5.1     Employee Retention Program.........................................  36
       5.2     Registration Statement.............................................  36
       5.3     Disclosures, Press Releases........................................  36

Section 6.     Conditions Precedent to the Purchaser's Obligation to Close........  37

       6.1     Satisfactory Completion of Pre-Acquisition Review..................  37
       6.2     Accuracy of Representations........................................  37
       6.3     Performance of Obligations.........................................  37

                                      ii.
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
                               TABLE OF CONTENTS

                                                                                 Page
       6.4     Consents and Approvals.............................................  37
       6.5     Company Debt.......................................................  38
       6.6     Additional Documents...............................................  38
       6.7     No Adverse Change..................................................  38
       6.8     No Proceedings.....................................................  38
       6.9     No Claim Regarding Stock Ownership or Sale Proceeds................  39
       6.10    No Prohibition.....................................................  39

Section 7.     Conditions Precedent to the Selling Shareholder's Obligation to
               Close..............................................................  39

       7.1     Accuracy of Representations........................................  39
       7.2     Payment............................................................  39
       7.3     Performance of Covenants...........................................  39
       7.4     Additional Documents...............................................  39
       7.5     No Adverse Change..................................................  40
       7.6     No Injunction......................................................  40
       7.7     No Proceedings.....................................................  40
       7.8     No Prohibition.....................................................  40

Section 8.     Termination........................................................  40

       8.1     Termination Events.................................................  40
       8.2     Termination Procedures.............................................  40
       8.3     Effect of Termination..............................................  41
       8.4     Termination Fees...................................................  41
       8.5     Nonexclusivity of Termination Rights...............................  41

Section 9.     Indemnification, Etc...............................................  41

       9.1     Survival of Representations and Covenants..........................  41
       9.2     Interest...........................................................  42
       9.3     Indemnification by Digitrans and the Selling Shareholder...........  42
       9.4     Limit..............................................................  43
       9.5     Reduction..........................................................  43
       9.6     Threshold..........................................................  43

                                     iii.
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
                               TABLE OF CONTENTS

                                                                                 Page
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       9.7     No Contribution....................................................  44
       9.8     Nonexclusivity of Indemnification Remedies.........................  44
       9.9     Exercise of Remedies by Indemnitees Other Than the Purchaser.......  45
       9.10    Indemnification by the Purchaser...................................  45
       9.11    Limit..............................................................  45
       9.12    Reduction..........................................................  45
       9.13    Threshold..........................................................  46
       9.14    Interest...........................................................  46

Section 10.    Miscellaneous Provisions...........................................  46

       10.1    Joint and Several Liability........................................  46
       10.2    Further Assurances.................................................  46
       10.3    Fees and Expenses..................................................  46
       10.4    Attorneys' Fees....................................................  48
       10.5    Notices............................................................  48
       10.6    Publicity..........................................................  49
       10.7    Time of the Essence................................................  49
       10.8    Headings...........................................................  49
       10.9    Counterparts.......................................................  50
       10.10   Governing Law......................................................  50
       10.11   Successors and Assigns.............................................  50
       10.12   Remedies Cumulative; Specific Performance..........................  50
       10.13   Waiver.............................................................  51
       10.14   Amendments.........................................................  51
       10.15   Severability.......................................................  51
       10.16   Parties in Interest................................................  51
       10.17   Entire Agreement...................................................  51
       10.18   Construction.......................................................  52
       10.19   Consents...........................................................  52

                                      iv.

EXHIBITS

Exhibit A:  Certain Definitions

Exhibit B:  Indemnification Escrow Agreement

Exhibit C:  Form of Key Employee Agreement

Exhibit D:  Form of Noncompetition Agreement

Exhibit E:  List of Key Employees

Exhibit F:  Employee Retention Program

Exhibit G:  Form of Opinion of Lerman & Lerman

Exhibit H:  Form of Opinion of Cooley Godward LLP

Exhibit I:  Form of General Release

Exhibit J:  List of General Instrument Agreements to be Assigned to Purchaser

Exhibit K:  Transition Services Agreement

                                      v.

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into as of September 27, 2000 (the "Effective Date"), by and among: Terayon Communication Systems, Inc., a Delaware corporation (the "Purchaser"), Digital Transmission Equipment, a California corporation ("Digitrans"), The D.W. Thomas Companies, Inc., a California corporation (the "Selling Shareholder") and Donald W. Thomas, an individual ("Thomas"). The Purchaser, Digitrans, the Selling Shareholder and Thomas are sometimes hereinafter individually referred to as a "Party" and collectively as the "Parties". Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                   Recitals

     A. The Selling Shareholder owns 1,000 shares of the common stock, par value $1,000.00, of Digitrans (the "Shares"), which constitute all of the outstanding capital stock of Digitrans.

     B. The Selling Shareholder wishes to sell the Shares to the Purchaser on the terms set forth in this Agreement.

     C. All references herein to Digitrans shall include the predecessor operating division of The D.W. Thomas Companies, Inc. formerly known as Digitrans and now operating as Digital Transmission Equipment.

                                   Agreement

     The Purchaser, Digitrans, the Selling Shareholder and Thomas, intending to be legally bound, agree as follows:

SECTION 1.  Sale and Purchase of Shares; Related Transactions

     1.1 Sale and Purchase of Shares. At the Closing, the Selling Shareholder shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholder, on the terms and subject to the conditions set forth in this Agreement. The Selling Shareholder and the Purchaser adopt this Agreement as a plan of reorganization under Internal Revenue Code Section 368(a).

     1.2  Purchase Price.

          (a) The aggregate purchase price payable by the Purchaser for the Shares shall be $14,206,659 (the "Purchase Price"), payable by delivery of shares of the common stock, par value $0.001 (the "Common Stock"), of the Purchaser.

          (b) If and only if, the aggregate value of the Acquisition Shares (as defined in Section 1.3(b)(ii)) is less than the Purchase Price on the date that the registration statement described in Section 5.2 is declared effective by the Securities and Exchange Commission (the "Registration Statement Effective Date"), the Purchaser shall pay the Selling Shareholder additional consideration (the "Additional Consideration") in an amount equal to the difference between
(i) the Purchase Price and (ii) the aggregate value of the Acquisition Shares (as defined in Section 1.3(b)(ii)) on the Registration Statement Effective Date.

                                      1.

          (c) The Purchaser shall pay the Additional Consideration, if any, by issuing additional shares of the Common Stock of the Purchaser. The number of shares of the Common Stock of the Purchaser so issuable shall be calculated based on the Average Terayon Stock Price on the Registration Statement Effective Date. The Purchaser shall issue, transfer and deliver the shares representing the Additional Consideration to the Selling Shareholder within ten (10) business days after the Registration Statement Effective Date.

     1.3  Closing.

          (a) The closing of the sale of the Shares to the Purchaser (the "Closing") shall take place at the offices of the Purchaser at 4:00 p.m. (California time) on September 27, 2000, provided that each of the conditions set forth in Sections 6 and 7 has been fulfilled or waived, or at such other place, date or time as the Purchaser and the Selling Shareholder shall mutually agree. For purposes of this Agreement, the "Closing Date" shall mean the time and date as of which the Closing actually takes place.

          (b)  At the Closing:

               (i) Digitrans shall deliver to the Purchaser the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) and with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange.

               (ii) The Purchaser shall issue to the Selling Shareholder the Acquisition Shares less the Indemnification Escrow Shares (as defined below). The "Acquisition Shares" shall mean the number of shares of the Common Stock of the Purchaser equal to the Purchase Price in value, calculated based on the Average Terayon Stock Price on the day immediately preceding the Closing Date.

               (iii) The Purchaser shall deposit the number of shares of the Common Stock of the Purchaser equal to ten percent (10%) of the Purchase Price in value, calculated based on the Average Terayon Stock Price on the day immediately preceding the Closing Date (the "Indemnification Escrow Shares") in an escrow account (the "Indemnification Escrow Account") to be established pursuant to an Indemnification Escrow Agreement in the form of Exhibit B.

               (iv) The Purchaser shall deposit the number of shares of the Common Stock of the Purchaser equal to $2,900,000 in value, calculated based on the Average Terayon Stock Price on the day immediately preceding the Closing Date (the "Retention Escrow Shares") in an escrow account (the "Retention Escrow Account") to be established pursuant to a Retention Escrow Agreement in the form of Exhibit F.

               (v) The Purchaser shall allocate $293,341 for the employee retention program set forth in Exhibit F.

               (vi) Each of the Key Employees identified on Exhibit E shall execute and deliver to the Purchaser a Key Employee Agreement in the form of Exhibit C and a Noncompetition Agreement in the form of Exhibit D.

                                      2.

               (vii) The Selling Shareholder shall execute and deliver to the Purchaser and Digitrans a General Release in the form of Exhibit I;

               (viii) The Selling Shareholder and the Purchaser shall enter into a Transition Services Agreement substantially in the form of Exhibit K.

               (ix) Digitrans, the Selling Shareholder and Thomas shall execute and deliver to the Purchaser a certificate (the "Digitrans Closing Certificate") setting forth that: (A) each of the representations and warranties made by Digitrans, the Selling Shareholder and Thomas in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Digitrans Closing Certificate, each of the representations and warranties made by Digitrans, the Selling Shareholder and Thomas in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that Digitrans, the Selling Shareholder and Thomas are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Digitrans Closing Certificate, each of the conditions set forth in Sections 6.4, 6.7, 6.8 and 6.9 has been satisfied in all respects;

               (x) The Purchaser shall execute and deliver to Digitrans a certificate (the "Purchaser Closing Certificate") setting forth that: (A) each of the representations and warranties made by the Purchaser in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Purchaser Closing Certificate, each of the representations and warranties made by the Purchaser in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date,
(C) each of the covenants and obligations that the Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Purchaser Closing Certificate, each of the conditions set forth in Sections 7.5, 7.6 and 7.7 has been satisfied in all respects; and

               (xi) Each officer and director of Digitrans shall resign from his or her position as a director and/or officer of Digitrans.

SECTION 2. Representations and Warranties of Digitrans and the Selling
           Shareholder

     Digitrans, the Selling Shareholder and Thomas jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

     2.1   Due Organization; No Subsidiaries; Etc.

           (a) Digitrans is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority:

               (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

                                      3.

               (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and

               (iii)  to perform its obligations under all Digitrans Contracts.

           (b) Except as set forth in Part 2.1 of the Disclosure Schedule, Digitrans has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "Digital Transmission Equipment" or "Digitrans".

           (c) Digitrans is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on Digitrans. Digitrans is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

           (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Digitrans' board of directors, (ii) the names of the members of each committee of Digitrans' board of directors and (iii) the names and titles of Digitrans' officers.

           (e) Neither Digitrans nor its sole shareholder has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Digitrans or the winding up or cessation of Digitrans' business or affairs.

           (f) Digitrans has no subsidiaries, and Digitrans has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

     2.2   Articles of Incorporation and Bylaws; Records.

           (a) Digitrans has delivered to the Purchaser accurate and complete copies of:

               (i) Digitrans' articles of incorporation and bylaws, including all amendments thereto;

               (ii)  the stock records of Digitrans; and

               (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of Digitrans' shareholder, Digitrans' board of directors and all of the committees of Digitrans' board of directors.

There have been no meetings or other proceedings of Digitrans' shareholder, Digitrans' board of directors or any of the committees of Digitrans' board of directors that are not fully reflected in such minutes or other records.

                                      4.

          (b) There has not been any violation of any of the provisions of Digitrans' articles of incorporation or bylaws or of any resolution adopted by Digitrans' shareholder, Digitrans' board of directors or any committee of Digitrans' board of directors; and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

          (c) To the Knowledge of Digitrans, the Selling Shareholder and Thomas, the books of account, stock records, minute books and other records of Digitrans are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of Digitrans are in the actual possession and direct control of Digitrans.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of Digitrans consists of 1,000 shares of common stock having a par value of $1.00 per share, of which 1,000 shares (constituting all of the Shares) have been issued and are outstanding. The Selling Shareholder owns all of the Shares beneficially and of record.

          (b) The Selling Shareholder has, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances. The Selling Shareholder has delivered to the Purchaser an accurate and complete copy of the stock certificate evidencing the Shares.

          (c) All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

          (d) All of the Shares have been issued in full compliance with all applicable securities laws and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, all other applicable Legal Requirements and (ii) all requirements set forth in applicable Digitrans Contracts.

          (e) Except as set forth in Part 2.3 of the Disclosure Schedule, there is no:

               (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Digitrans;

               (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Digitrans;

               (iii) Digitrans Contract under which Digitrans is or is reasonably likely to become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

                                      5.

               (iv) to the Knowledge of Digitrans, the Selling Shareholder and Thomas, condition or circumstance that is reasonably likely to directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Digitrans.

          (f) Digitrans has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

     2.4  Financial Statements.

          (a) Digitrans has delivered to the Purchaser the following financial statements and notes (collectively, the "Digitrans Financial Statements"):

               (i) the unaudited balance sheet of Digitrans as of December 31, 1999 and 1998, and the related unaudited statements of operations, changes in stockholders' equity and cash flows of Digitrans for the years then ended, together with the notes thereto; and

               (ii) the unaudited balance sheet of Digitrans as of June 30, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations, changes in stockholders' equity and cash flows of Digitrans for the six (6) months then ended, together with the notes thereto.

          (b) All of the Digitrans Financial Statements are accurate and complete in all respects, and the dollar amount of each line item included in the Digitrans Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 2.4(a)(i) present fairly the financial position of Digitrans as of the dates thereof and the results of operations, changes in stockholders' equity and cash flows of Digitrans for the years then ended. The financial statements and notes referred to in Section 2.4(a)(ii) present fairly the financial position of Digitrans as of the date thereof and the results of operations, changes in stockholders' equity and cash flows of Digitrans for the periods covered thereby. The Digitrans Financial Statements have been prepared in accordance with generally accepted accounting principles (except for inventory, warranty, bad debt and reserves, which are valued at $0), applied on a consistent basis throughout the periods covered.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 2000:

          (a) there has not been any Material Adverse Change in Digitrans' business, condition, assets, liabilities, operations, financial performance, net loss or prospects (or in any aspect or portion thereof), and no event has occurred that is reasonably likely to have a Material Adverse Effect on Digitrans' business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof);

          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of Digitrans' assets (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Digitrans;

                                      6.

          (c) Digitrans has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) Digitrans has not sold or otherwise issued any shares of capital stock or any other securities;

          (e) Digitrans has not amended its articles of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) Digitrans has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by Digitrans in the Ordinary Course of Business;

          (g) Digitrans has not leased or licensed any asset from any other Person;

          (h)  Digitrans has not made any capital expenditure exceeding $10,000;

          (i) Digitrans has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by Digitrans from its inventory in the Ordinary Course of Business;

          (j) Digitrans has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (k) Digitrans has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

          (l)  Digitrans has not made any loan or advance to any other Person;

          (m) Digitrans has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (n) Digitrans has not entered into, and neither Digitrans nor any of the assets owned or used by Digitrans has become bound by, any Contract that is not an Excluded Contract;

          (o) no Contract by which Digitrans or any of the assets owned or used by Digitrans is or was bound, or under which Digitrans has or had any rights or interest, has been amended or terminated;

          (p) Digitrans has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Digitrans in the Ordinary Course of Business;

                                      7.

          (q) Digitrans has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by Digitrans since June 30, 2000 in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

          (r) Digitrans has not forgiven any debt or otherwise released or waived any right or claim;

          (s) Digitrans has not changed any of its methods of accounting or accounting practices in any respect;

          (t) Digitrans has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (u) None of Digitrans, the Selling Shareholder or Thomas has agreed or committed (in writing, electronically or verbally), or attempted, to take any of the actions referred to in clauses "(c)" through "(t)" above.

     2.6  Title to Assets.

          (a) Digitrans owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:

               (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by Digitrans since June 30, 2000 in the Ordinary Course of Business);

               (ii) all assets acquired by Digitrans since June 30, 2000 (except for inventory sold by Digitrans since June 30, 2000 in the Ordinary Course of Business);

               (iii) all assets referred to in Parts 2.8, 2.9, 2.10 and 2.12 of the Disclosure Schedule and all of Digitrans' rights under Digitrans Contracts; and

               (iv) all other assets reflected in Digitrans' books and records as being owned by Digitrans.

Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by Digitrans free and clear of any Encumbrances.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to Digitrans.

     2.7 Bank Accounts. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Digitrans at any bank or other financial institution:

          (a) the name and location of the institution at which such account is maintained;

                                      8.

          (b) the name in which such account is maintained and the account number of such account;

          (c) a description of such account and the purpose for which such account is used;

          (d)  the current balance in such account;

          (e)  the rate of interest being earned on the funds in such account;
and

          (f) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Digitrans.

     2.8  Receivables; Major Customers.

          (a) Part 2.8 of the Disclosure Schedule provides an accurate (meaning there is no error in any of the items reported therein greater than $2,500) and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Digitrans as of June 30, 2000.

          (b) Except as set forth in Part 2.8 of the Disclosure Schedule, all existing accounts receivable of Digitrans (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2000 and have not yet been collected):

               (i) represent valid obligations of customers of Digitrans arising from bona fide transactions entered into in the Ordinary Course of Business; and

               (ii) are current and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, will be collected in full (without any counterclaim or setoff) on or before August 31, 2000.

          (c) Part 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than $10,000 of the gross revenues of Digitrans in any of 1998, 1999 or the six (6) months ended June 30, 2000. None of Digitrans, the Selling Shareholder or Thomas has actually received any notice or other communication (in writing, electronically or verbally), or has actually received any other information, indicating that any customer or other Person identified in Part 2.8 of the Disclosure Schedule may cease dealing with Digitrans or may otherwise reduce the volume of business transacted by such Person with Digitrans below historical levels.

     2.9 Inventory. Part 2.9 of the Disclosure Schedule provides an accurate (meaning there is no error in any of the items reported therein greater than $10,000) and complete breakdown of all inventory (including raw materials, work in process and finished goods) of

                                      9.

Digitrans as of June 30, 2000. All of Digitrans' existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by Digitrans since June 30, 2000):

          (a) is of such quality and quantity as to be usable and saleable by Digitrans in the Ordinary Course of Business;

          (b) has been priced at the lower of cost or market value using the weighted cost "first-in, first-out" method; and

          (c)  is free of any defect or deficiency.

The inventory levels maintained by Digitrans (i) are not excessive in light of Digitrans' normal operating requirements, and; (ii) are reasonably adequate for the conduct of Digitrans' operations in the Ordinary Course of Business.

     2.10 Equipment, Etc.

          (a) Part 2.10 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory, miscellaneous office supplies used in the Ordinary Course of Business and assets valued at less than $100 each and $2,500 in the aggregate) owned by Digitrans, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 also accurately identifies all tangible assets leased to Digitrans.

          (b) Each asset identified or required to be identified in Part 2.10 of the Disclosure Schedule:

               (i) to the Knowledge of Digitrans, the Selling Shareholder and Thomas, is structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

               (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

               (iii) is adequate for the uses to which it is being put.

The assets identified in Part 2.10 of the Disclosure Schedule are adequate for the conduct of Digitrans' business in the manner in which such business is currently being conducted.

     2.11 Real Property. Digitrans does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.13 of the Disclosure Schedule. Part 2.11 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. Digitrans enjoys peaceful and undisturbed possession of such premises.

                                      10.

     2.12   Proprietary Assets.

            (a) Part 2.12(a)(i) of the Disclosure Schedule sets forth, with respect to each Digitrans Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.12(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Digitrans Proprietary Assets owned by Digitrans. Part 2.12(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Digitrans by any Person (except for any Proprietary Asset that is licensed to Digitrans under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to Digitrans. Except as set forth in Part 2.12(a)(iv) of the Disclosure Schedule, Digitrans has good, valid and marketable (subject to the restrictions in the License Agreements) title to all of the Digitrans Proprietary Assets identified in Parts 2.12(a)(i) and 2.12(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.12(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.12(a)(v) of the Disclosure Schedule, Digitrans is not obligated to make any payment to any Person for the use of any Digitrans Proprietary Asset. Except as set forth in
Part 2.12(a)(vi) of the Disclosure Schedule, Digitrans has not developed jointly with any other Person any Digitrans Proprietary Asset with respect to which such other Person has any rights.

            (b) Digitrans has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Digitrans Proprietary Assets (except Digitrans Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Digitrans Proprietary Assets. Except as set forth in Part 2.12(b) of the Disclosure Schedule, Digitrans has not (other than pursuant to license agreements identified in Part 2.13 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Digitrans Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Digitrans Proprietary Asset.

            (c) None of the Digitrans Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Digitrans is not infringing, misappropriating or making any unlawful use of, and Digitrans has not at any time infringed, misappropriated or made any unlawful use of, or actually received any notice or other communication (in writing, electronically or verbally) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of Digitrans, the Selling Shareholder and Thomas, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Digitrans Proprietary Asset.

            (d) Except as set forth in Part 2.12(d) of the Disclosure Schedule:
(i) each Digitrans Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Digitrans; and (ii) there has not been any claim by any customer or

                                      11.

other Person alleging that any Digitrans Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Digitrans to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Digitrans, and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, there is no basis for any such claim. Digitrans has established reasonably adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that Digitrans may have with respect to the correction or repair of programming errors or other defects in the Digitrans Proprietary Assets.

            (e) The Digitrans Proprietary Assets constitute all the Proprietary Assets necessary to enable Digitrans to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.12(e) of the Disclosure Schedule, (i) Digitrans has not licensed any of the Digitrans Proprietary Assets to any Person on an exclusive basis, and (ii) Digitrans has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (f) Except as set forth in Part 2.12(f) of the Disclosure Schedule,
(i) all current and former employees of Digitrans have executed and delivered to Digitrans an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to the Purchaser, and (ii) all current and former consultants and independent contractors to Digitrans have executed and delivered to Digitrans an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to the Purchaser.

            (g) None of the Digitrans' products have experienced fatal errors or incorrect results as a result of the change from the year 1999 to the year 2000.

     2.13   Contracts.

            (a) Part 2.13 of the Disclosure Schedule identifies:

                (i) each Digitrans Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                (ii) each Digitrans Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Digitrans Proprietary Asset;

                (iii) each Digitrans Contract imposing any restriction on Digitrans' right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                                      12.

                (iv) each Digitrans Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                (v) each Digitrans Contract relating to the acquisition, issuance or transfer of any securities;

                (vi) each Digitrans Contract relating to the creation of any Encumbrance with respect to any asset of Digitrans;

                (vii) each Digitrans Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                (viii) each Digitrans Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                (ix) each Digitrans Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.23);

                (x) each Digitrans Contract constituting or relating to a Government Contract or Government Bid;

                (xi) any other Digitrans Contract that was entered into outside the Ordinary Course of Business or was inconsistent with Digitrans' past practices;

                (xii) any other Digitrans Contract that has a term of more than 60 days and that may not be terminated by Digitrans (without penalty) within 60 days after the delivery of a termination notice by Digitrans; and

                (xiii) any other Digitrans Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

            (b) Digitrans has delivered to the Purchaser accurate and complete copies of all written Contracts identified in Part 2.13 of the Disclosure Schedule, including all amendments thereto. Part 2.13 of the Disclosure Schedule provides an accurate description of the terms of each Digitrans Contract that is not in written form. Each Contract identified in Part 2.13 of the Disclosure
Schedule is valid and in full force and effect, and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, is enforceable by Digitrans in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) where applicable, rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c) Except as set forth in Part 2.13 of the Disclosure Schedule:

                                      13.

                (i) Digitrans has not violated or breached, or committed any default under, any material provision of any Digitrans Contract that would have a Material Adverse Effect on the business, properties, financial condition or prospects of Digitrans, and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, no other Person has violated or breached, or committed any default under, any Digitrans Contract that would have a Material Adverse Effect on the business, properties, financial condition or prospects of Digitrans;

                (ii) to the Knowledge of Digitrans, the Selling Shareholder and Thomas, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any Digitrans Contract, (B) give any Person the right to declare a default or exercise any remedy under any Digitrans Contract, (C) give any Person the right to accelerate the maturity or performance of any Digitrans Contract, or (D) give any Person the right to cancel, terminate or modify any Digitrans Contract;

                (iii) since June 30, 2000, none of Digitrans, the Selling Shareholder or Thomas has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Digitrans Contract; and

                (iv) Digitrans has not waived any of its material rights under any Material Contract.

            (d) No Person is renegotiating, or has a right pursuant to the terms of any Digitrans Contract to renegotiate, any amount paid or payable to Digitrans under any Material Contract or any other material term or provision of any Material Contract.

            (e) The Contracts identified in Part 2.13 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable Digitrans to conduct its business in the manner in which its business is currently being conducted.

            (f) Part 2.13 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract involving total economic consideration in excess of $10,000 as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Digitrans since June 30, 2000.

            (g) Part 2.13 of the Disclosure Schedule provides an accurate description and breakdown of Digitrans' backlog under Digitrans Contracts.

     2.14   Liabilities; Major Suppliers.

            (a) Digitrans has no Liabilities, except for:

                (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet;

                (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Digitrans in the Ordinary Course of Business since June 30, 2000;

                                      14.

                (iii) those Liabilities that are not required by generally accepted accounting principals to be included in a balance sheet; and

                (iv)  Digitrans' obligations under the Contracts listed in Part
2.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

            (b) Part 2.14 of the Disclosure Schedule:

                (i) provides an accurate and complete breakdown and aging of Digitrans' accounts payable as of June 30, 2000;

                (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by Digitrans as of the date of this Agreement; and

                (iii) provides an accurate and complete breakdown of Digitrans' long-term debt as of the date of this Agreement.

            (c) Digitrans has not paid, and Digitrans is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 10.3(a).

            (d) Part 2.14 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $10,000 from Digitrans in any of 1998, 1999 or the six (6) months ended June 30, 2000.

     2.15   Compliance With Legal Requirements.

            (a) Except as set forth in Part 2.15 of the Disclosure Schedule:

                (i) Digitrans is in substantial compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                (ii) Digitrans has at all times been in substantial compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                (iii) no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Digitrans of, or a failure on the part of Digitrans to comply with, any Legal Requirement; and

                (iv) Digitrans has not actually received, at any time, any notice or other communication (in writing, electronically or verbally) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the

                                      15.

part of Digitrans to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

            (b) Digitrans has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document that Digitrans has in its possession that addresses or otherwise relates to the compliance of Digitrans with, or the applicability to Digitrans of, any Legal Requirement.

            (c) To the Knowledge of Digitrans, the Selling Shareholder and Thomas, no Governmental Body has proposed any Legal Requirement that, if adopted, (i) could reasonably be anticipated to have a Material Adverse Effect on Digitrans' business, condition, assets, liabilities, operations, financial performance, net loss or prospects or on the ability of Digitrans to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) could reasonably be anticipated to have the effect of preventing, delaying, making illegal or otherwise interfering with any Digitrans, the Selling Shareholder's or Thomas' obligations in any of the Transactions.

     2.16   Governmental Authorizations.

            (a) Part 2.16 of the Disclosure Schedule identifies:

                (i) each Governmental Authorization that is presently held by Digitrans; and

                (ii) each other Governmental Authorization that, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, is presently held by any of Digitrans' employees and is necessary in connection with Digitrans' business.

Digitrans has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect.

            (b) Except as set forth in Part 2.16 of the Disclosure Schedule:

                (i) Digitrans and its employees are and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;

                (ii) no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time)
(A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;

                                      16.

                (iii) None of Digitrans, the Selling Shareholder or Thomas has ever received, and, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, no employee of Digitrans or the Selling Shareholder has, within the last twenty-four (24) months, received, any notice or other communication (in writing, electronically or verbally) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and

                (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part
2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

            (c) The Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary
(i) to enable Digitrans to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted, and (ii) to permit Digitrans to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

     2.17   Tax Matters.

            (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Digitrans (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by Digitrans has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

            (b) Part 2.17 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Digitrans with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Digitrans Returns"). All Digitrans Returns (i) have been or will be filed when due or by the extended due date, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Digitrans Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Digitrans Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Digitrans has delivered to the Purchaser accurate and complete copies of all Digitrans Returns filed since December 31, 1995.

            (c) The Digitrans Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Digitrans will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from March 31, 2000 through the Closing Date, and

                                      17.

Digitrans will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date.

            (d) Part 2.17 of the Disclosure Schedule accurately identifies each examination or audit of any Digitrans Return that has been conducted since December 31, 1995. Digitrans has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which Digitrans has access) relating to Digitrans Returns. Except as set forth in Part 2.17 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Digitrans Returns has been granted and no such extension or waiver has been requested by Digitrans.

            (e) Except as set forth in Part 2.17 of the Disclosure Schedule, no claim or other Proceeding is pending or has been overtly threatened against or with respect to Digitrans in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Digitrans. Digitrans has not entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. Digitrans has not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Digitrans that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Digitrans is not and has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.18   Employee and Labor Matters.

            (a) Part 2.18 of the Disclosure Schedule accurately sets forth, with respect to each employee and consultant of Digitrans (including any employee of Digitrans who is on a leave of absence or on layoff status):

                (i) the name of such employee and consultant and the date as of which such employee was originally hired by Digitrans or the Selling Shareholder;

                (ii) such employee's title, and a description of such employee's duties and responsibilities;

                (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Digitrans or the Selling Shareholder with respect to services performed in 1999;

                (iv) such employee's annualized compensation as of the date of this Agreement;

                                      18.

                (v) each Current Benefit Plan in which such employee participates or is eligible to participate; and

                (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Digitrans' business.

            (b) Part 2.18 of the Disclosure Schedule accurately identifies each former employee of Digitrans who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Digitrans) relating to such former employee's employment with Digitrans or the Selling Shareholder; and Part 2.18 of the Disclosure Schedule accurately describes such benefits.

            (c) Except as set forth in Part 2.18 of the Disclosure Schedule, Digitrans is not a party to or bound by and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

            (d) The employment of each of Digitrans' employees is terminable by Digitrans "at will", subject to all Legal Requirements relating to termination of "at will" employees. Digitrans has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Digitrans or the Selling Shareholder.

            (e) To the Knowledge of Digitrans, the Selling Shareholder and
Thomas:

                (i) None of Digitrans, the Selling Shareholder or Thomas has ever received written, electronic or verbal notice from any of its employees that he or she intends to terminate his or her employment with Digitrans (other than any termination dates, if any, that may be set forth in any employee's employment agreement, if any);

                (ii) no employee of Digitrans is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Digitrans, or (B) Digitrans' business or operations.

            (f) To the Knowledge of Digitrans, the Selling Shareholder and Thomas, none of Digitrans, the Selling Shareholder or Thomas has ever received written, electronic or verbal notice of any slowdown, work stoppage, labor dispute or union organizing activity affecting Digitrans or any of their employees. There is not now pending, and none of Digitrans, the Selling Shareholder or Thomas has received written, electronic or verbal notice that any Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity.

     2.19   Benefit Plans; ERISA.

            (a) Part 2.19 of the Disclosure Schedule identifies and provides an accurate and complete description of each Current Benefit Plan and each Past Benefit Plan. Neither

                                      19.

Digitrans nor the Selling Shareholder has ever established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for Digitrans Plans identified in
Part 2.19 of the Disclosure Schedule; and neither Digitrans nor the Selling Shareholder has, within the twenty-four (24) months preceding the Closing Date, provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 2.19 of the Disclosure Schedule.

            (b) No Digitrans Plan:

                (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

                (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or

                (iii)  is or was subject to the minimum funding standards of
Section 412 of the Code or Section 302 of ERISA.

There is no Person that (by reason of common control or otherwise) is or has at any time been treated together with Digitrans as a single employer within the meaning of Section 414 of the Code.

            (c) Digitrans has delivered to the Purchaser, with respect to each Digitrans Plan:

                (i) an accurate and complete copy of such Digitrans Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future);

                (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such Digitrans Plan;

                (iii) an accurate and complete copy of any form, report registration statement or other document that Digitrans has furnished to any employee of Digitrans or filed with or submitted to any Governmental Body with respect to such Digitrans Plan;

                (iv) an accurate and complete copy of any form, report, registration statement or other document that Digitrans has furnished to any employee of Digitrans or filed with or submitted to any Governmental Body with respect to such Digitrans Plan; and

                (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Digitrans, from any Governmental Body with respect to such Digitrans Plan.

            (d) Each Current Benefit Plan is being operated and administered in full compliance with the provisions thereof, and each Digitrans Plan has at all times been operated and administered in full compliance with the provisions thereof. Each contribution or other

                                      20.

payment that is required to have been accrued or made under or with respect to any Digitrans Plan has been duly accrued and made on a timely basis.

          (e) Each Current Benefit Plan complies and is being operated and administered in full compliance with, and each Digitrans Plan has at all times complied and been operated and administered in full compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. Digitrans has never incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any Digitrans Plan; and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. Digitrans, and no Person that is or was an administrator or fiduciary of any Digitrans Plan (or that acts or has acted as an agent of any of Digitrans or any such administrator or fiduciary), has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or is reasonably likely to subject Digitrans to any Liability for breach of any fiduciary duty or any other duty. No Digitrans Plan, and no Person that is or was an administrator or fiduciary of any Digitrans Plan (or that acts or has acted as an agent of any such administrator or fiduciary):

               (i) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code;

               (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or

               (iii) has taken any action that (A) is reasonably likely to subject such Digitrans Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) is reasonably likely to directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such Digitrans Plan.

          (f) No inaccurate or misleading representation, statement or other communication has been made or directed (in writing, electronically or verbally) to any current or former employee of Digitrans or the Selling Shareholder (i) with respect to such employee's participation, eligibility for benefits, vesting, benefit accrual or coverage under any Digitrans Plan or with respect to any other matter relating to any Digitrans Plan, or (ii) with respect to any proposal or intention on the part of any of Digitrans or the Selling Shareholder to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature.

          (g) Except as set forth in Part 2.19 of the Disclosure Schedule, neither Digitrans nor the Selling Shareholder has advised any of its employees (in writing, electronically or verbally) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

   2.20   Environmental Matters.

                                      21.

          (a) Digitrans is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

          (b) None of Digitrans, the Selling Shareholder or Thomas has ever received any notice or other communication (in writing, electronically or verbally): (i) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability that Digitrans has or is reasonably likely to have arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material; (ii) that any Person has ever commenced or threatened to commence any contribution action or other Proceeding against Digitrans in connection with any such actual, alleged, possible or potential Liability; and (iii) that any event has occurred, or that any condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to, or result in Digitrans becoming subject to, any such Liability.

          (c) Except as set forth in Part 2.20 of the Disclosure Schedule, Digitrans has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) other than normal dispositions in the Ordinary Course of Business, including, without limitation, batteries and printer cartridges. Except as set forth in Part 2.20 of the Disclosure Schedule, none of Digitrans, the Selling Shareholder or Thomas has ever permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

               (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Digitrans;

               (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

               (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Digitrans.

          (d) All property that is owned by, leased to, controlled by or used by Digitrans, and all surface water, groundwater, soil and air associated with or adjacent to such property:

               (i)   is in clean and healthful condition;

               (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and

               (iii) is free of any environmental contamination of any nature.

                                      22.

          (e) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Digitrans, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Digitrans:

               (i)   is in sound condition; and

               (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

   2.21   Sale of Products; Performance of Services.

   No product manufactured or sold by Digitrans has been the subject of any material recall by Digitrans.

          (a)  Each product manufactured or sold by Digitrans:

               (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

               (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale.

All repair services and other services that have been performed by Digitrans were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

          (b) To the Knowledge of Digitrans, the Selling Shareholder or Thomas, Digitrans will not incur or otherwise become subject to any Liability arising directly or indirectly from any defect existing prior to the Closing Date in a product manufactured or sold, or in any repair services or other services performed by, Digitrans on or at any time prior to the Closing Date.

          (c) No product manufactured or sold by Digitrans has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

          (d) Except as set forth in Part 2.21 of the Disclosure Schedule, none of Digitrans, the Selling Shareholder or Thomas has received any written, electronic or verbal notice that any customer or other Person has ever asserted or threatened to assert any claim against Digitrans (i) under or based upon any warranty provided by or on behalf of Digitrans, or (ii) under or based upon any other warranty relating to any product sold by Digitrans or any services performed by Digitrans. To the Knowledge of Digitrans, the Selling Shareholder and Thomas, no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

                                      23.

          (e) Digitrans has in place and has at all times had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by Comparable Entities.

   2.22 Ability to Conduct Business. Digitrans and the Selling Shareholder represent and warrant that Digitrans has all the assets of the predecessor operating division of the Selling Shareholder known as Digitrans and all and everything necessary to transact business as Digitrans, the predecessor operating division of the Selling Shareholder, conducted business in the past.

   2.23   Insurance.

          (a) Part 2.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Digitrans:

               (i) the name of the policy and the insurance carrier that issued such policy and the policy number of such policy;

               (ii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

               (iii) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Part 2.22 also identifies (1) each pending application for insurance that has been submitted by or on behalf of Digitrans, and (2) each self-insurance or risk-sharing arrangement affecting Digitrans or any of its assets. Digitrans has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.22 of the Disclosure Schedule and all of its files and documents relating to said insurance policies.

          (b)  Each of the policies identified in Part 2.22 of the Disclosure
Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

          (c) Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in
Part 2.22 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (d) None of Digitrans, the Selling Shareholder or Thomas has ever received:

                                      24.

               (i) any notice or other communication (in writing, electronically or verbally) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

               (ii) any notice or other communication (in writing, electronically or verbally) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.22 of the Disclosure Schedule; or

               (iii) any indication that the issuer of any of the policies identified in Part 2.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

   2.24 Related Party Transactions. Except as set forth in Part 2.23 of the Disclosure Schedule:

          (a) no Related Party has, and no Related Party has at any time since December 31, 1999 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of Digitrans;

          (b) no Related Party is, or has at any time since December 31, 1999 been, indebted to Digitrans;

          (c) since December 31, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Digitrans;

          (d) no Related Party is competing, or has at any time since December 31, 1999 competed, directly or indirectly, with Digitrans in any market served by Digitrans;

          (e)  no Related Party has any claim or right against Digitrans; and

          (f) no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Digitrans.

   2.25 Certain Payments, Etc. Digitrans, and no officer, employee, agent or other Person associated with or acting for or on behalf of Digitrans, has at any time, directly or indirectly:

          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

          (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Digitrans;

                                      25.

          (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

          (d) performed any favor or given any gift which was not deductible for federal income tax purposes;

          (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

          (f) agreed, committed, offered or attempted to take any of the actions described in clauses "(a)" through "(e)" above.

   2.26   Proceedings; Orders.

          (a) Except as set forth in Part 2.25 of the Disclosure Schedule, there is no pending Proceeding, and no Person has overtly threatened to commence any Proceeding:

               (i) that involves Digitrans or that otherwise relates to or might affect Digitrans' business or any of the assets owned or used by Digitrans (whether or not Digitrans is named as a party thereto); or

               (ii) that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 2.25 of the Disclosure Schedule, to the Knowledge of Digitrans, the Selling Shareholder and Thomas, no event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) Except as set forth in Part 2.25 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Digitrans; and no Proceeding otherwise involving Digitrans is currently pending or threatened .

          (c) Digitrans has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which Digitrans has in its possession that relate to the Proceedings identified in
Part 2.25 of the Disclosure Schedule.

          (d) There is no Order to which Digitrans, or any of the assets owned or used by Digitrans, is subject; and none of the Selling Shareholder is subject to any Order that relates to Digitrans' business or to any of the assets owned or used by Digitrans.

          (e) To the Knowledge of Digitrans, the Selling Shareholder and Thomas, no officer or employee of Digitrans is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Digitrans' business.

                                      26.

          (f) There is no proposed Order that, if issued or otherwise put into effect, (i) is reasonably likely to have an adverse effect on Digitrans' business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Digitrans, the Selling Shareholder or Thomas to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   2.27   Authority; Binding Nature of Agreements.

          (a) Digitrans has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Digitrans of this Agreement have been duly authorized by all necessary action on the part of Digitrans and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Digitrans, enforceable against Digitrans in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b) The Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform the Selling Shareholder's obligations under each of the Transactional Agreements to which the Selling Shareholder is or is reasonably likely to become a party. This Agreement constitutes the legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of the Selling Shareholder who is a party thereto, and will be enforceable against the Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Thomas has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under each of the Transactional Agreements to which he is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Thomas, enforceable against Thomas in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Thomas is a party will constitute the legal, valid and binding obligation of Thomas, and will be enforceable against Thomas in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   2.28 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                                      27.

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Digitrans' articles of incorporation or bylaws, or (ii) any resolution adopted by Digitrans' shareholders, Digitrans' board of directors or any committee of Digitrans' board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Digitrans or the Selling Shareholder, or any of the assets owned or used by Digitrans, is subject;

          (c) cause any of the assets owned or used by Digitrans to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Digitrans or any of its employees or that otherwise relates to Digitrans' business or to any of the assets owned or used by Digitrans;

          (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any Digitrans Contract;

          (f) give any Person the right to (i) declare a default or exercise any remedy under any Digitrans Contract, (ii) accelerate the maturity or performance of any Digitrans Contract, or (iii) cancel, terminate or modify any Digitrans Contract; or

          (g) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Digitrans.

Except as set forth in Part 2.27 of the Disclosure Schedule, neither Digitrans nor the Selling Shareholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

   2.29 Brokers. None of Digitrans, the Selling Shareholder nor Thomas has agreed or become obligated to pay, or has taken any action that is reasonably likely to result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

   2.30   The Selling Shareholder.

          (a)  The Selling Shareholder:

               (i) has not, at any time, taken or been the subject of any action that is reasonably likely to have an adverse effect on the Selling Shareholder's ability to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreements; or

                                      28.

               (ii) is not subject to any Order that is reasonably likely to have an adverse effect on the Selling Shareholder's ability to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreements.

          (b) There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that is reasonably likely to have an adverse effect on the ability of the Selling Shareholder to comply with or perform any of the Selling Shareholder's covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

   2.31   Thomas.

          (a)  Thomas:

               (i) has not, at any time, taken or been the subject of any action that is reasonably likely to have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements; or

               (ii) is not subject to any Order that is reasonably likely to have an adverse effect on the his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements.

          (b) There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that is reasonably likely to have an adverse effect on Thomas' ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

   2.32   Full Disclosure.

          (a) None of the Transactional Agreements (except for the Employment Agreements and Noncompetition Agreements) contains or will contain any untrue statement of fact; and none of the Transactional Agreements (except for the Employment Agreements and Noncompetition Agreements) omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) To the Knowledge of Digitrans, the Selling Shareholder and Thomas, except as set forth in Part 2.31 of the Disclosure Schedule, there is no fact (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) is reasonably likely to be foreseen to have a Material Adverse Effect on Digitrans' business, condition, assets, liabilities, operations, financial performance, net loss or prospects (or on any aspect or portion thereof) or on the ability of Digitrans, the Selling Shareholder or Thomas to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) is reasonably likely to be foreseen have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

                                      29.

          (c) All of the information set forth in the Disclosure Schedule, and all other information regarding Digitrans and its business, condition, assets, liabilities, operations, financial performance, net loss and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of Digitrans or any of Digitrans' Representatives, is accurate and complete in all respects.

          (d) Digitrans and the Selling Shareholder have provided the Purchaser and the Purchaser's Representatives with full and complete access to all of Digitrans' records and other documents and data.

SECTION 3.  Representations and Warranties of the Purchaser

   The Purchaser represents and warrants, to and for the benefit of the Selling Shareholder, as follows:

   3.1    Due Organization; No Subsidiaries; Etc.

          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:

               (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; and

               (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used.

          (b) The Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Purchaser or its business.

          (c) Neither the Purchaser nor any of its subsidiaries has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Purchaser or the winding up of or cessation of the Purchaser's business or affairs.

   3.2    SEC Filings; Financial Statements.

          (a) The Purchaser has delivered to Digitrans accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by the Purchaser with the SEC between August 17, 1998 and the date of this Agreement (the "Purchaser SEC Documents"). The Purchaser has made all necessary filings with the SEC as required under the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange

                                      30.

Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Purchaser's Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000, Form 10-Q for the quarter ended June 30, 2000 or Form 8-K filed on July 18, 2000 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of the Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Purchaser and its subsidiaries for the periods covered thereby.

   3.3 Authority; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by the Purchaser of this Agreement (including the contemplated issuance of the Common Stock of the Purchaser in accordance with this Agreement) has been duly authorized by all necessary action on the part of the Purchaser and its board of directors. No vote of the Purchaser's stockholders is needed to approve the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   3.4 Non-Contravention. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of Purchaser's certificate of incorporation or bylaws; or

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject.

                                      31.

   3.5 Valid Issuance. The Common Stock of the Purchaser to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

   3.6 Brokers. The Purchaser has not agreed or become obligated to pay, and has not taken any action that is reasonably likely to result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

SECTION 4.  Pre-Closing Covenants of Digitrans, the Selling Shareholder and
   Thomas

   4.1 Access and Investigation. Digitrans, the Selling Shareholder and Thomas shall ensure that, at all times during the Pre-Closing Period:

          (a) Digitrans and its Representatives provide the Purchaser and its Representatives with free and complete access, during normal business hours and upon one (1) business day's notice to Digitrans' Representatives, personnel and assets (for inspection purposes only) and to all existing books, records, Tax Returns, work papers and other documents and information relating to Digitrans;

          (b) Digitrans and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to Digitrans as the Purchaser may request in good faith; and

          (c) Digitrans and its Representatives compile and provide the Purchaser and its Representations with such additional financial, operating and other data and information regarding Digitrans as the Purchaser may request in good faith.

   4.2 Operation of Business. Digitrans, the Selling Shareholder and Thomas shall ensure that, during the Pre-Closing Period:

          (a) the Selling Shareholder does not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing, electronically or verbally) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

          (b) the Selling Shareholder does not permit, or offer, agree or commit (in writing, electronically or verbally) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

          (c) Digitrans conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (d) Digitrans exercises reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Digitrans;

                                      32.

          (e) Digitrans exercises reasonable efforts to keep in full force all insurance policies identified in Part 2.22 of the Disclosure Schedule;

          (f) Digitrans' officers responds to reasonable periodic requests from the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of Digitrans' business, condition, assets, liabilities, operations, financial performance and prospects;

          (g) Digitrans immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (h) Digitrans and its officers use their Best Efforts to cause Digitrans to operate profitably and to minimize its net loss (however, the Purchaser acknowledges that: (i) Digitrans has, in the few years it has been operation, not yet shown an operating profit, and (ii) Digitrans' inability to be operated profitably during the Pre-Closing Period shall not give rise to any right or remedy in favor of the Purchaser and against Digitrans and/or the Selling Shareholder under any theory of law or equity under this Agreement);

          (i) Digitrans does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (j) Digitrans does not sell or otherwise issue any shares of capital stock or any other securities;

          (k) Digitrans does not amend its articles of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (l) Digitrans does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (m) Digitrans does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of Digitrans during the Pre-Closing Period, do not exceed $10,000 per month;

          (n) Digitrans does not enter into or permit any of the assets owned or used by Digitrans to become bound by any Contract, except for any Excluded Contract;

          (o) Digitrans does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

          (p) Digitrans does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of

                                      33.

the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (q) Digitrans does not change any of its methods of accounting or accounting practices in any respect;

          (r)  Digitrans does not make any Tax election;

          (s) Digitrans does not commence any Proceeding without the prior written consent of the Purchaser;

          (t) Digitrans does not enter into any transaction or take any other action of the type referred to in Section 2.5 without the prior written consent of the Purchaser;

          (u) Digitrans does not materially modify the terms and conditions of the Digitrans Contracts from such terms and conditions as they existed on May 18, 2000, without the prior written consent of the Purchaser;

          (v) Digitrans does not enter into any transaction or take any other action outside the Ordinary Course of Business without the prior written consent of the Purchaser;

          (w) Digitrans does not enter into any transaction or take any other action that would more likely than not cause or constitute a Breach of any representation or warranty made by Digitrans or the Selling Shareholder in this Agreement or in the Closing Certificate; and

          (x) Digitrans does not agree, commit or offer (in writing, electronically or verbally), and does not attempt, to take any of the actions described in clauses "(i)" through "(w)" of this Section 4.2.

   4.3 Certain Filings and Consents. Digitrans and the Selling Shareholder shall ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Digitrans or the Selling Shareholder in connection with the execution and delivery of this Agreement and any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 2.27 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Digitrans or the Selling Shareholder in connection with the execution and delivery this Agreement or any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 2.27 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

                                      34.

          (c) Digitrans promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by Digitrans or the Selling Shareholder during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, Digitrans and its Representatives cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

          (e) The Purchaser will exercise its Best Efforts, and promptly execute and deliver any documents and instruments that may be reasonably required, to assist Digitrans in obtaining all consents required under this Agreement.

   4.4    Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, Digitrans and the Selling Shareholder shall promptly notify the Purchaser in writing of:

               (i) the discovery by Digitrans or the Selling Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Digitrans or any of the Selling Shareholder in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Digitrans or the Selling Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any Breach of any covenant or obligation of Digitrans or the Selling Shareholder; and

               (iv) any event, condition, fact or circumstance that is reasonably likely to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Digitrans and the Selling Shareholder shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

                                      35.

   4.5 Payment of Indebtedness by Related Parties. Digitrans and the Selling Shareholder shall cause all indebtedness and other Liabilities of each Related Party to Digitrans (including any such indebtedness or other Liability identified in Part 2.23 of the Disclosure Schedule) to be discharged and paid in full prior to the Closing.

   4.6 No Negotiation. Digitrans and the Selling Shareholder shall ensure that, during the Pre-Closing Period, neither Digitrans, nor the Selling Shareholder nor any of Digitrans' or the Selling Shareholder's Representatives directly or indirectly:

          (a) Enter into any agreement, understanding or arrangement relating to any Acquisition Transaction;

          (b) participates in any discussions or negotiations with any Person (other than the Purchaser) relating to any Acquisition Proposal;

          (c) provides any non-public information regarding Digitrans or its business or operations to any Person (other than the Purchaser), except (i) as required in the Ordinary Course of Business and/or (ii) as required by law or order of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (d) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Proposal.

SECTION 5.  Additional Covenants of the Parties

   5.1 Employee Retention Program. The Purchaser and Digitrans shall use their mutual efforts to establish an employee retention program covering the employees identified on and incorporating the features identified in Exhibit F.

   5.2 Registration Statement. The Purchaser, at its sole expense, shall prepare a registration statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the re-sale by the Selling Shareholder of the Acquisition Shares; provided that in the event the Purchaser is not eligible to use Form S-3, the Purchaser shall prepare a registration statement on Form S-1 or any other appropriate form that is available to the Purchaser for the registration of the Acquisition Shares. The Purchaser, at its sole expense, shall file the Registration Statement no more than 30 days following the Closing Date and shall use its Best Efforts to have the Registration Statement declared effective as soon as practicable. The Purchaser shall list, at its sole expense, the Acquisition Shares with Nasdaq as of the Registration Statement Effective Date. The Purchaser shall maintain the effectiveness of the Registration Statement until the Selling Shareholder may sell all of the Acquisition Shares under Rule 144 during any ninety (90) day period.

   5.3 Disclosures, Press Releases. At all times, the Parties shall remain subject to the terms of that certain Non-Disclosure Agreement between the Purchaser and Digitrans dated as of February 4, 2000, as amended May 10, 2000. During the Pre-Closing Period, the Purchaser and Seller will keep the terms of this Agreement and the transactions contemplated hereunder strictly confidential. Accordingly, during the Pre-Closing Period, except as required by law, neither Digitrans, the Selling Shareholder nor the Purchaser, without the prior written consent of the

                                      36.

other, which consent will not be unreasonably withheld or delayed, will make any press release or any similar public announcement concerning the transactions contemplated hereby. In addition, during the Pre-Closing Period, other than as necessary to obtain any consent required to consummate the transactions contemplated hereunder or as required by law, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Digitrans or the Purchaser unless jointly approved by Digitrans and the Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.

SECTION 6.  Conditions Precedent to the Purchaser's Obligation to Close

   The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 10.13):

   6.1 Satisfactory Completion of Pre-Acquisition Review. The Purchaser shall have satisfactorily completed its pre-acquisition investigation and review of Digitrans' business, condition, assets, liabilities, operations, financial performance, net loss and prospects (including , without limitation, its review of all disclosures and documents provided by Digitrans) and shall be satisfied with the results of that investigation and review. This condition shall be deemed waived and/or satisfied by the Purchaser if notice of disapproval of any condition is not received by Digitrans within thirty (30) days from the Effective Date.

   6.2 Accuracy of Representations. Each of the representations and warranties made by Digitrans, the Selling Shareholder and Thomas in this Agreement and each of the Transactional Agreements shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date except for items specifically permitted by this Agreement or consented to in writing by the Purchaser (without giving effect to any update to the Disclosure Schedule).

   6.3 Performance of Obligations. Each of the covenants and obligations that Digitrans and the Selling Shareholder are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

   6.4 Consents and Approvals. All consents, including each of the Consents identified in Part 2.27 of the Disclosure Schedule, and approvals required to be obtained in connection with this Agreement and the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than those consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder. Without limiting the generality of the foregoing, Digitrans shall have obtained the consent of General Instrument to the assignment to the Purchaser of the agreements set forth on Exhibit J.

                                      37.

   6.5 Company Debt. The Selling Shareholder shall have received payment in full (inclusive of principal and interest) from Digitrans for any loans made to Digitrans by the Selling Shareholder.

   6.6 Additional Documents. The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect either before the Closing or immediately upon the Closing:

          (a) the Key Employee Agreements in the form of Exhibit C, executed by the individuals identified on Exhibit E;

          (b) the Noncompetition Agreements in the form of Exhibit D, executed by the individuals identified on Exhibit E;

          (c) the Retention Agreements in the form of Exhibit F, executed by each of the Digitrans Executives.

          (d) confidential invention and assignment agreements, in form and content comparable to similar agreements required to be signed by other employees of the Purchaser, executed by each employee of Digitrans;

          (e) legal opinion of the Law Offices of Lerman & Lerman, counsel to Digitrans, dated as of the Closing Date, in the form of Exhibit G;

          (f) the Transition Services Agreement executed by the Selling Shareholder and the Purchaser in substantially the form of Exhibit K;

          (g) a compliance certificate, dated the Closing Date, executed by the Chairman of the Board of Digitrans certifying that: (1) each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 6.2, 6.3 and 6.4 hereof have been duly satisfied; and

          (h) such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Digitrans or the Selling Shareholder, (ii) evidencing the compliance by Digitrans or the Selling Shareholder with, or the performance by Digitrans or the Selling Shareholder of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

   6.7 No Adverse Change. There shall have been no Material Adverse Effect on Digitrans' business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement.

   6.8 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in

                                      38.

connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   6.9 No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of Digitrans, or
(b) may be entitled to all or any portion of the Purchase Price.

   6.10 No Prohibition. Neither the consummation nor the performance of any the Transactions will (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

SECTION 7.  Conditions Precedent to the Selling Shareholder's Obligation to
          Close

          The Selling Shareholder's obligation to sell the Shares and to take the other actions required to be taken by the Selling Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Selling Shareholder, in whole or in part, in accordance with Section 10.14):

   7.1 Accuracy of Representations. Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

   7.2 Payment. The Purchaser shall have delivered to the Selling Shareholder a stock certificate representing the Acquisition Shares less the Indemnification Escrow Shares as provided for in Section 1.3(b)(ii) hereof. The Purchaser shall have delivered to the Escrow Agent a stock certificate representing the Indemnification Escrow Shares.

   7.3 Performance of Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

   7.4 Additional Documents. Digitrans shall have received the following agreements and documents, each of which shall be in full force and effect either before the Closing or immediately upon the Closing:

          (a) legal opinion of Cooley Godward llp, counsel to the Purchaser, dated as of the Closing Date, in the form of Exhibit H; and

          (b) a compliance certificate, dated the Closing Date, executed by the Purchaser's Chief Executive Officer or Chief Financial Officer certifying that:
(1) each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) the conditions set forth in Sections 7.1 and 7.3 hereof have been duly satisfied.

                                      39.

   7.5 No Adverse Change. There shall have been no Material Adverse Effect on the Purchaser's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement.

   7.6 No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Selling Shareholder to the Purchaser or the issuance, transfer or delivery of the Acquisition Shares or Additional Consideration by the Purchaser to Digitrans.

   7.7 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Digitrans any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

   7.8 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Digitrans or any Person affiliated with Digitrans to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

SECTION 8.  Termination

   8.1    Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by the Purchaser if (i) there is a material Breach of any covenant or obligation of Digitrans or any of the Selling Shareholder, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser comply with or perform its covenants and obligations under this Agreement);

          (b) by Digitrans or the Selling Shareholder if (i) there is a material Breach of any covenant or obligation of the Purchaser, or (ii) the Selling Shareholder reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of Digitrans or the Selling Shareholder to comply with or perform any covenant or obligation set forth in this Agreement);

          (c) by the Purchaser on or after November 1, 2000 if any condition set forth in Section 6 has not been satisfied by November 1, 2000;

          (d) by Digitrans or the Selling Shareholder on or after November 1, 2000 if any condition set forth in Section 7 has not been satisfied by the November 1, 2000; or

          (e)  by the mutual consent of the Purchaser and Digitrans.

   8.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to Digitrans and the

                                      40.

Selling Shareholder a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If Digitrans or the Selling Shareholder wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), Digitrans or the Selling Shareholder, as the case may be, shall deliver to the Purchaser a written notice stating that Digitrans or the Selling Shareholder, as the case may be, is terminating this Agreement and setting forth a brief description of the basis on which Digitrans or the Selling Shareholder, as the case may be, is terminating this Agreement.

   8.3    Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

          (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement;

          (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and

          (c) Digitrans and the Purchaser shall, in all events, remain bound by and continue to be subject to Section 5.3.

   8.4 Termination Fees. If this Agreement is terminated by the Purchaser for a Breach of the covenants set forth in Section 4.6 and within six (6) months after the date of such Breach, Digitrans signs an Acquisition Proposal, and an Acquisition Transaction pursuant to such Acquisition Proposal is consummated in the six (6) months following the date such Acquisition Proposal is executed, then Digitrans shall pay to the Purchaser a nonrefundable fee in an amount equal to ten percent (10%) of the consideration received by Digitrans and/or the shareholders of Digitrans in the Acquisition Transaction, such payment to be made within ten (10) days of the consummation of the Acquisition Transaction.

   8.5 Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9.  Indemnification, Etc.

   9.1    Survival of Representations and Covenants.

   No representations or warranties whatever are made by any party except as specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this Agreement. All statements contained in any of these instruments, certificates, opinions, or other writings will be considered to be representations and warranties under this Agreement. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a

                                      41.

representation and warranty made by Digitrans and the Selling Shareholder in this Agreement. The representations, warranties, indemnities made by the parties in this Agreement or in instruments, certificates, opinions, or other writings provided for in the Agreement to be performed or complied with by the respective parties under it before the Closing Date, will be continuing and will survive the Closing, but will expire on the first anniversary of the Closing Date (except for the warranty of Digitrans, the Selling Shareholder and Thomas under Section 2.28 hereof and the warranty of the Purchaser under Section 3.6 hereof , which shall terminate on the Closing Date), unless a specific claim in writing with respect to these matters has been made, or an action at law or in equity has been commenced or filed, before that date. Nothing in this paragraph will affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement that are permitted to be performed, in whole or in part, after the Closing Date.

   9.2 Interest. Any party that is required to indemnify any other Person pursuant to this Section 9 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three (3) percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

   9.3    Indemnification by Digitrans and the Selling Shareholder.

          (A) For one (1) year from the Closing Date, and subject to the terms and conditions of the Indemnification Escrow Agreement attached hereto as Exhibit B, the Selling Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees is reasonably likely to otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with, which arise after the Closing Date and which arise from or as a result of, or are connected with:

               (i) any Breach of any representation or warranty made by Digitrans or the Selling Shareholder in this Agreement (giving effect to any update to the Disclosure Schedule) or in the Digitrans Closing Certificate;

               (ii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives by or on behalf of Digitrans or any of Digitrans'
Representatives;

               (iii) any Breach of any covenant or obligation of Digitrans or the Selling Shareholder except to the extent that the Purchaser was advised in writing by Digitrans or the Selling Shareholder of such Breach prior to the Closing and the Purchaser waived such Breach pursuant to Section 10.13;

                                      42.

               (iv) any Liability to which Digitrans or any of the other Indemnitees is reasonably likely to become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product manufactured or sold, or any service performed, by or on behalf of Digitrans on or at any time prior to the Closing Date, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by Digitrans on or at any time prior to the Closing Date, or (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of Digitrans on or at any time prior to the Closing Date; or

               (v) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," or "(v)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

          (b) The Selling Shareholder acknowledges and agrees that, if there is any Breach of any representation, warranty or other provision relating to Digitrans or Digitrans' business, condition, assets, liabilities, operations, financial performance, net loss or prospects (or any aspect or portion thereof), or if Digitrans becomes subject to any Liability of the type referred to in clause "(iv)" of Section 9.3(a), then the Purchaser itself shall be deemed, by virtue of its ownership of common stock of Digitrans, to have incurred Damages as a result of such Breach or Liability. Nothing contained in this Section 9.3(b) shall have the effect of (i) limiting the circumstances under which the Purchaser is reasonably likely to otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that the Purchaser is reasonably likely to be deemed to have incurred (whether in connection with any such Breach or Liability or otherwise), or (iii) limiting the rights of Digitrans or any of the other Indemnitees under this Section 9.2.

     9.4 Limit. Notwithstanding anything in this Agreement to the contrary, the obligations (including without limitation liabilities) of Digitrans and the Selling Shareholder in the aggregate under this Agreement shall not exceed the Purchase Price.

     9.5 Reduction. Notwithstanding anything in this Agreement to the contrary, the Selling Shareholder's obligations under this Article 9 shall be reduced by an amount equal to any tax benefits actually received by the Indemnitees in connection with their claimed Damages, taking into account the income tax treatment of the receipt of those payments. Tax benefits will be deemed "actually received" for purposes of this paragraph upon Indemnitees' filing of their Tax Return covering the period during which the Breach occurred (the "Purchaser Breach Period Tax Return"). Each Indemnitee making a claim under this Article 9 shall have a continuing obligation and duty to the Selling Shareholder to deliver a true, accurate and complete copy of the Purchaser Breach Period Tax Return and any and all amendments, modifications, supplements and/or modification of the Purchaser Breach Period Tax Return to the Selling Shareholder within ten (10) days after such amendment, modification, supplement and/or modification is submitted to the appropriate authority or agency.

                                     43.

     9.6  Threshold.

          (a) The Selling Shareholder shall not be required to make any indemnification payment pursuant to Section 9.2 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $100,000), subject to Sections 9.4 and 9.5 above.

     9.7 No Contribution. The Selling Shareholder waives, and acknowledges and agrees that it shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against Digitrans in connection with any indemnification obligation or any other Liability to which the Selling Shareholder is reasonably likely to become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions. Notwithstanding anything in this Agreement to the contrary, however, the Selling Shareholder does not waive any right or remedy it may have against the officers or employees of Digitrans in connection with any indemnification obligation or any other Liability to which the Selling Shareholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

     9.8 Nonexclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

          (a) Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Digitrans, against any other Indemnitee or against any other Person) with respect to which the Selling Shareholder is reasonably likely to become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9 and the Purchaser, after full compliance with Section
9.5 above, proceeds with the defense of any such claim or Proceeding:

               (i) the Selling Shareholder shall make available to the Purchaser any documents and materials in the possession or control of the Selling Shareholder that may be necessary to the defense of such claim or Proceeding such are not protected by any privilege and the disclosure of such documents is not prohibited by any Contract);

               (ii) the Purchaser shall keep the Selling Shareholder informed of all material developments and events relating to such claim or Proceedings; and

                                      44.

               (iii) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Selling Shareholder; provided, however, that the Selling Shareholder shall not unreasonably withhold such consent.

          (b) Limit. Notwithstanding anything in this Agreement to the contrary, the Selling Shareholder's aggregate liability to the Purchaser and/or any Person under this Agreement shall be subject to the restrictions and limitations set forth in Sections 9.4 and 9.5 above.

     9.9 Exercise of Remedies by Indemnitees Other Than the Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.10 Indemnification by the Purchaser. For one (1) year from the Closing Date, the Purchaser shall hold harmless and indemnify the Selling Shareholder, its officers, directors, affiliates, partners, agents, employees, representatives, attorneys and Thomas and their respective heirs, executors, administrators, successors and assigns and each of them (collectively, "Thomas Indemnitees") from and against, and shall compensate and reimburse each of them for, any Damages which are suffered or incurred by it or to which it is reasonably likely to otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with, which arise after the Closing Date and which arise from or as a result of, or are connected with:

               (i) any Breach of any representation or warranty made by the Purchaser in this Agreement or in the Purchaser's Closing Certificate;

               (ii) any Breach of any representation, warranty, statement, information or provision contained in any document delivered or otherwise made available to Digitrans or the Selling Shareholder or any of their Representatives by or on behalf of the Purchaser or any of the Purchaser's Representatives;

               (iii) any Breach of any covenant or obligation of the Purchaser;

               (iv) any Proceeding relating directly or indirectly to any Breach or alleged Breach or matter of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Proceeding commenced by the Selling Shareholder for the purpose of enforcing any of its rights under this Section
9); or

               (v) the conduct of Digitrans' business by Terayon or any of its subsidiaries or assigns from and after the Closing.

     9.11 Limit. Notwithstanding anything in this Agreement to the contrary, the obligations (including without limitation liabilities) of the Purchaser in the aggregate under this Agreement (except for the Purchaser's obligations set forth in Section 1 of this Agreement) shall not exceed the Purchase Price.

                                      45.

     9.12 Reduction. Notwithstanding anything in this Agreement to the contrary, the Purchaser's obligations under this Article 9 shall be reduced by an amount equal to any tax benefits actually received by the Selling Shareholder in connection with its claimed Damages, taking into account the income tax treatment of the receipt of those payments. Tax benefits will be deemed "actually received" for purposes of this paragraph upon the Selling Shareholder's filing of its Tax Return covering the period during which the Breach occurred (the "Selling Shareholder Breach Period Tax Return"). The Selling Shareholder making a claim under this Article 9 shall have a continuing obligation and duty to the Purchaser to deliver a true, accurate and complete copy of the Selling Shareholder Breach Period Tax Return and any and all amendments, modifications, supplements and/or modification of the Selling Shareholder Breach Period Tax Return to the Purchaser within ten (10) days after such amendment, modification, supplement and/or modification is submitted to the appropriate authority or agency.

     9.13 Threshold. The Purchaser shall not be required to make any indemnification payment pursuant to Section 9.12 for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly suffered or incurred by the Selling Shareholder, or to which the Selling Shareholder has otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 aggregate, the Selling Shareholder shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $100,000), subject to Sections 9.11 and 9.12 above.

     9.14 Interest. Any party that is required to indemnify any other Person pursuant to this Section 9 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three (3) percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

SECTION 10.  Miscellaneous Provisions

     10.1 Joint and Several Liability.  Subject to Sections 9.4, 9.5 and 9.6:

          (a) The Selling Shareholder agrees that it shall be jointly and severally liable with Digitrans for the due and timely compliance with and performance of each of the covenants and obligations of Digitrans set forth in this Agreement; and

          (b) Digitrans agrees that, prior to the Closing, Digitrans shall be jointly and severally liable with the Selling Shareholder for the due and timely compliance with and performance of each of the covenants and obligations of the Selling Shareholder set forth in this Agreement (including the indemnification obligations of the Selling Shareholder set forth in Section 9).

                                      46.

     10.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     10.3 Fees and Expenses.

          (a) Without limiting the generality of anything contained in Section 10.3(b), Digitrans shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel for Digitrans and the Selling Shareholder) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of Digitrans or the Selling Shareholder (specifically excluding any fees and expenses incurred by counsel or advisors retained by the Purchaser or other Persons) in connection with:

               (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions (excluding the Employment Agreements and Noncompetition Agreements);

               (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to Digitrans' business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review);

               (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

               (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

               (v)   the consummation and performance of the Transactions.

The Selling Shareholder shall not bear or pay, and Digitrans shall not permit the Selling Shareholder to bear or pay, any such fees, costs or expenses.

          (b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Selling Shareholder thereunder) and the provisions of Section 10.3(c), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with:

               (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

               (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to Digitrans' business;

                                      47.

               (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

               (iv)  the consummation and performance of the Transactions.

          (c)  Notwithstanding anything to the contrary contained in this
Section 10.3, the Purchaser shall bear and pay 100% of all costs and filing fees incurred or required to be paid in connection with the Registration Statement (including without limitation, the Registration Statement, prospectus, blue sky filing, listing of shares) and under the HSR Act in connection with the Transactions.

     10.4 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any "Notice" means a written notice or communication required or permitted under this Agreement. A Notice shall be deemed given, if properly addressed to the recipient as set forth below, on a certain "Notice Effective Date", as determined below:

          (a) Personal Service: on the date of personally handing the notice to the recipient;

          (b) Facsimile: on the date of fax transmittal, if sent to the fax number of the party set forth below (which must be proven by presentation of a fax confirmation receipt generated by the sender's fax machine in the Ordinary Course of Business showing the date, time, number of pages, and the recipient's fax number);

          (c) Mail: seventy-two (72) hours after mailing, if mailed by first-class mail, registered or certified, postage prepaid and properly addressed;

          (d) Federal Express or other reputable overnight courier: the date of actual receipt as confirmed by the carrier.

     The Parties respective notice addresses (subject to change by either party upon five (5) days' written notice) are:

          if to Digitrans:

               Digital Transmission Equipment
               15302 Bolsa Chica Street
               Huntington Beach, CA 92649
               Attention: Donald W. Thomas
               Facsimile: (714) 891-2103

                                      48.

          if to the Selling Shareholder:

               15302 Bolsa Chica Street
               Huntington Beach, CA 92649
               Attention: Donald W. Thomas
               Facsimile: (714) 891-2103

     With a copy (of notices to either Digitrans or the Selling Shareholder) to:

               Lerman & Lerman
               4040 Civic Center Drive, Suite 200
               San Rafael, CA 94903
               Attention:  Jeffrey H. Lerman
               Facsimile: (415) 492-4590


          if to the Purchaser:

               Terayon Communication Systems, Inc.
               2952 Bunker Hill Lane
               Santa Clara, CA 95954
               Attention: General Counsel
               Facsimile: (408) 727-6205


               with a copy to:
               --------------

               Cooley Godward llp
               One Maritime Plaza, 20/th/ Floor
               San Francisco, CA 94111
               Attention:  Karyn S. Tucker
               Facsimile: (415) 951-3699

     10.6 Publicity.  Without limiting the generality of anything contained in
Section 5.4, on and at all times after the Closing Date:

          (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the Selling Shareholder, and the Selling Shareholder shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

          (b) the Selling Shareholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in the Selling Shareholder's possession that relates directly or indirectly to the business of Digitrans, the Purchaser or any affiliate of the Purchaser.

     10.7 Time of the Essence. Time is of the essence of this Agreement.

                                      49.

     10.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one (1) agreement.

     10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.11 Successors and Assigns. This Agreement shall be binding upon:
Digitrans and its successors and assigns (if any); the Selling Shareholder and its successors and assigns; Thomas and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Digitrans; the Selling Shareholder; the Purchaser; the other Indemnitees (subject to Section 9.10); and the respective successors and assigns (if any) of the foregoing. Following the Closing, the Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9) to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, provided that such assignment occurs in connection with the Purchaser's sale of its capital stock, business or assets of the Purchaser that effectively constitute all or substantially all of the capital stock or similar securities of the Purchaser or all or substantially all of the Purchaser's business or assets as then conducted by the Purchaser, provided further that (a) such assignment shall not relieve the Purchaser of its duties and obligations under this Agreement and (b) such other Person to whom the assignment is made is at least as financially sound as the Purchaser as of the date of such assignment.

     10.12 Remedies Cumulative; Specific Performance. Except as otherwise provided in this Agreement, the rights and remedies of the Parties hereto shall be cumulative (and not alternative). Each Party's obligation under this Agreement is unique. The Parties agree, therefore, that:

          (a) in the event of any Breach or threatened Breach by any of the Parties of any covenant, obligation or other provision set forth in this Agreement, the Parties acknowledge it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and the Parties each expressly waive the defense that a remedy in damages will be adequate, and (ii) an injunction restraining such Breach or threatened Breach; and

          (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

                                      50.

     Despite any breach or default by any of the Parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated hereunder are consummated at the Closing, each of the Parties waives any rights it may have to rescind this Agreement, the Transactional Agreements or the transactions consummated by them; provided, however, that this waiver will not affect any other rights or remedies available to the Parties under this Agreement or under the law.

     10.13 Waiver.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

           (b) Except as otherwise set forth in this Agreement, no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, Digitrans and the Selling Shareholder.

     10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16 Parties in Interest. Except for the provisions of Section 9 hereof, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective successors and assigns (if any). Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. Except as provided in
Section 9, no provision gives any third persons any right of subrogation or action against any party to this Agreement.

     10.17 Entire Agreement. The Transactional Agreements and the exhibits attached thereto, the Non-disclosure Agreement dated February 4, 2000, as amended May 10, 2000 and the Convertible Promissory Note dated June 21, 2000 set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof

                                      51.

(including, without limitation, the letter of intent dated May 18, 2000 between the Purchaser and The D.W. Thomas Companies, Inc.). All exhibits attached hereto are incorporated herein by this reference.

     10.18 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     10.19 Consents. All consents required to be obtained by Digitrans, the Selling Shareholder or Thomas from the Purchaser under this Agreement shall not be unreasonably withheld or delayed by the Purchaser unless otherwise expressly indicated in this Agreement.

                                      52.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.


"PURCHASER":                  Terayon Communication Systems, Inc.,
                               a Delaware corporation


                              By:  /s/ Zaki Rakib
                                   ------------------------------------
                                    Zaki Rakib
                                    Chief Executive Officer

"DIGITRANS":                  Digital Transmission Equipment,
                              a California corporation


                              By:  /s/ Donald W. Thomas
                                   ------------------------------------
                                    Donald W. Thomas
                                    President and Chief Executive Officer


"SELLING SHAREHOLDER":

                              The D.W. Thomas Companies, Inc.,
                              a California corporation


                              By:  /s/ Donald W. Thomas
                                   ------------------------------------
                                    Donald W. Thomas
                                    Chairman of the Board




"THOMAS":                     Donald W. Thomas,
                              an individual


                              /s/ Donald W. Thomas
                              -----------------------------------------

                  Signature Page to Stock Purchase Agreement

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. "Acquisition Proposal" shall mean any proposal, plan, agreement, understanding or arrangement contemplating (a) any merger, consolidation, business combination, share exchange, reorganization, recapitalization other than (i) the extension of the conversion or payment terms of outstanding convertible securities or debt of Digitrans or (ii) any other debt financing, provided such financing does not involve a change of control or a sale of substantially all of the assets of Digitrans or similar transaction involving Digitrans or any of its affiliates, (b) any transfer or issuance of more than 50% of the capital stock of Digitrans or any of its affiliates or securities convertible into the capital stock of Digitrans or any of its affiliates (other than upon the exercise or conversion of outstanding options, warrants or other convertible securities or as contemplated by this Agreement),
(c) any transfer of any asset of Digitrans outside of the Ordinary Course of Business or (d) any transaction that would be inconsistent with or that is reasonably likely to have an adverse effect upon the consummation of the transactions contemplated pursuant to this Agreement.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or any portion of Digitrans' business or assets (other than in the Ordinary Course of Business);

          (b) the issuance, sale or other disposition of (i) any capital stock of Digitrans, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of Digitrans, or (iii) any security, instrument or obligation that is or is reasonably likely to become convertible into or exchangeable for any capital stock of Digitrans; or

          (c) any merger, consolidation, business combination, share exchange, reorganization, recapitalization (other than the extension of the conversion or payment terms of outstanding convertible securities or debt of Digitrans) or similar transaction involving Digitrans.

     Agreement. "Agreement" shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Average Terayon Stock Price. "Average Terayon Stock Price" shall mean the average of the closing sale prices of a share of the Common Stock of the Purchaser as reported on the Nasdaq National Market for each of the fifteen (15) consecutive trading days immediately preceding a given date.

     Best Efforts. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

                                     A-1.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or violation of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, violation, failure, claim or circumstance.

     CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

     Closing. "Closing" shall have the meaning specified in Section 1.3(a) of the Agreement.

     Closing Certificate. "Closing Certificate" shall have the meaning specified in Section 1.3(b)(v) of the Agreement.

     Closing Date. "Closing Date" shall have the meaning specified in Section 1.3(a) of the Agreement.

     Code. "Code" shall mean the Internal Revenue Code of 1986.

     Comparable Entities. "Comparable Entities" shall mean Entities (other than Digitrans) that are engaged in businesses similar to Digitrans' business.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written or oral, agreement, contract, note, guaranty, indemnity, warranty, deed, assignment, power of attorney, purchase order, work order, insurance policy, benefit plan, of any nature.

     Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

          (a) that was established or adopted by the Selling Shareholder or Digitrans or any ERISA Affiliate or is maintained or sponsored by Digitrans;

          (b) in which Digitrans participates;

          (c) with respect to which Digitrans or any ERISA Affiliate is or is reasonably likely to be required or permitted to make any contribution; or

          (d) with respect to which Digitrans or any ERISA Affiliate is or is reasonably likely to become subject to any Liability.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

                                     A-2.

     Digitrans Executives. The "Digitrans Executives" shall mean Mason Truluck, Clayton Dore and Warren Davis.

     Digitrans Plan. "Digitrans Plan" shall mean any Current Benefit Plan or Past Benefit Plan.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Digitrans and the Selling Shareholder, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

     Digitrans. "Digitrans" shall mean Digital Transmission Equipment, a California corporation.

     Digitrans Contract. "Digitrans Contract" shall mean any Contract:

          (a) to which Digitrans is a party;

          (b) by which Digitrans or any of its assets is or is reasonably likely to become bound or under which Digitrans has, or is reasonably likely to become subject to, any obligation; or

          (c) under which Digitrans has or is reasonably likely to acquire any right or interest.

     Digitrans Financial Statements. "Digitrans Financial Statements" shall have the meaning specified in Section 2.4(a) of the Agreement.

     Digitrans Returns. "Digitrans Returns" shall have the meaning specified in
Section 2.17(a) of the Agreement.

     Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                                     A-3.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Selling Shareholder or Digitrans under Section 414 of the Code.

     Excluded Contract. "Excluded Contract" shall mean any Digitrans Contract that:

          (a) Digitrans has entered into in the Ordinary Course of Business;

          (b) is identical in all material respects to one of the Standard Form Agreements;

          (c) has a term of less than 90 days or may be terminated by Digitrans (without penalty) within 90 days after the delivery of a termination notice by Digitrans; and

          (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

     GAAP. "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Digitrans Financial Statements were prepared.

     Governmental Authorization. "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or is reasonably likely to in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any:

          (a) any county, municipality, district or other jurisdiction of any nature, in California;

          (b) the United States government.

     Hazardous Material. "Hazardous Material" shall include:

          (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

          (b) any waste, gas or other substance or material that is explosive or radioactive;

          (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or

                                     A-4.

defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

          (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

          (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

     Indemnitees. "Indemnitees" shall mean the following Persons:

          (a) the Purchaser;

          (b) the Purchaser's current and future affiliates (including Digitrans) ;

          (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and

          (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above;

provided, however, that (i) Digitrans shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) the Selling Shareholder shall not be deemed to be an "Indemnitee".

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent and reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

Digitrans shall be deemed to have "Knowledge" of a particular fact or other matter if any of the Digitrans' Executives or the Selling Shareholder's Representatives has Knowledge of such fact or other matter.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or

                                     A-5.

interpretation that is, has been or is reasonably likely to in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of (including unmatured, unaccrued, contingent, conditional, joint or several liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on Digitrans or the Purchaser, as the case may be, if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Digitrans Closing Certificate or in the Purchaser Closing Certificate, as the case may be, but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would either: (a) result in at least $100,000 in direct economic damages to Digitrans or the Purchaser, as the case may be, or (b) if in the discretion of Digitrans or the Purchaser, as the case may be, the amount of damages cannot reasonably be quantified, have a material adverse effect on Digitrans' or the Purchaser's, as the case may be, business, condition, assets, liabilities, operations, financial performance or prospects, provided, that a decrease in the price of the Common Stock of the Purchaser that is not accompanied by another event which would be deemed to have a Material Adverse Effect on the Purchaser, shall not be deemed to constitute a Material Adverse Effect on the Purchaser.

     Order. "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or is reasonably likely to in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is, has been or is reasonably likely to in the future be entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of Digitrans shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, is consistent with Digitrans' past practices and is taken in the ordinary course of Digitrans' normal day-to-day operations;

          (b) such action is taken in accordance with sound and prudent business practices;

          (c) such action is not required to be authorized by Digitrans' shareholders, Digitrans' board of directors or any committee of Digitrans' board of directors and does not require any other separate or special authorization of any nature; and

                                     A-6.

          (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to Digitrans' business.

     Past Benefit Plan. "Past Benefit Plan" shall mean any Employee Benefit Plan (other than a Current Benefit Plan):

          (a) of which the Selling Shareholder, Digitrans or any ERISA Affiliate has ever been a "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by any of the Companies or by any ERISA Affiliate;

          (b) in which the Selling Shareholder, Digitrans or any ERISA Affiliate has ever participated;

          (c) with respect to which the Selling Shareholder, Digitrans or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or

          (d) with respect to which the Selling Shareholder, Digitrans or any ERISA Affiliate has ever been subject to any Liability.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated by the Purchaser or the Selling Shareholder pursuant to the terms of this Agreement.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, civil, criminal, administrative or appellate proceeding, prosecution, contest, hearing, audit, that is or has been commenced, brought, conducted or heard by or before any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset .

     Purchase Price. "Purchase Price" shall have the meaning specified in
Section 1.2 of the Agreement.

     Purchaser. "Purchaser" shall mean Terayon Communication Systems, Inc., a Delaware corporation.

     Related Party. Each of the following shall be deemed to be a "Related
Party":

                                     A-7.

          (a) the Selling Shareholder;

          (b) each individual who is, or who has at any time been, an officer of Digitrans;

          (c) each member of the family of each of the individuals referred to in clauses "(a)" and "(b)" above; and

          (d) any Entity (other than Digitrans) in which any one of the individuals referred to in clauses "(a)", "(b)" and "(c)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The Selling Shareholders and all other Related Parties shall be deemed to be "Representatives" of Digitrans.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or is reasonably likely to in the future (provided that neither the Selling Shareholder nor Thomas shall be liable for any such future Tax unless liability for such future Tax relates back to the period prior to the Closing Date) be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or is reasonably likely to in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Transactional Agreements. "Transactional Agreements" shall mean:

          (a) the Agreement;

          (b) the Indemnification Escrow Agreement referred to in Section 1.3(b)(iii) of the Agreement;

          (c) the Retention Escrow Agreement referred to in Section 1.3(b)(iv) of the Agreement;

          (d) the Key Employee Agreements referred to in Section 1.3(b)(vi) of the Agreement;

                                     A-8.

          (e) the Noncompetition Agreements referred to in Section 1.3(b)(vi) of the Agreement;

          (f) the General Release referred to in Section 1.3(b)(vii) of the Agreement

          (g) the Transition Services Agreement referred to in Section 1.3(b)(viii) of the Agreement;

          (h) the Digitrans Closing Certificate referred to in Section 1.3(b)(ix) of the Agreement; and

          (i) the Purchaser Closing Certificate referred to in Section 1.3(b)(x) of the Agreement.

     Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

               (i) the sale of the Shares by the Selling Shareholder to the Purchaser in accordance with the Agreement; and

               (ii) the performance by Digitrans, the Selling Shareholder and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by Digitrans, the Selling Shareholder and the Purchaser of their respective rights under the Transactional Agreements.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 2.4(a)(iii) of the Agreement.

                                     A-9.